Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-199426) of Great Western Bancorp, Inc. of our reports dated November 29, 2016, with respect to the consolidated financial statements of Great Western Bancorp, Inc., and the effectiveness of internal control over financial reporting of Great Western Bancorp, Inc., included in this Annual Report (Form 10-K) of Great Western Bancorp, Inc. for the year ended September 30, 2016.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
November 29, 2016